EXHIBIT 99.3

This transcript contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as “believes,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management’s current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct.

A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statement. These factors include, without limitation: (1) economic and geopolitical forces that may limit any continued or expected economic or end market strengthening or recoveries; (2) risks related to our failure to introduce new products in a timely manner; (3) the impact of our debt on our cash flow and investment opportunities; (4) our ability to comply with financial covenants contained in our credit agreements and our debt instruments; (5) a delay in resolution of the Company’s tax audits and an adverse determination by the Internal Revenue Service with respect to the Company’s tax audits, (6) cyclical downturns continuing to affect several of the industries into which we sell our products; (7) our ability to adjust our operations to address unexpected changes; (8) our ability to execute acquisitions and license technologies and successfully integrate acquired businesses and licensed technologies into our existing business; (9) the loss of any of our licenses that may require us to stop selling products or lose competitive advantage; (10) competition; (11) regulatory compliance; (12) regulatory changes; (13) our failure to obtain and enforce intellectual property protection; (14) our defense of third party claims of patent infringement and our ability to realize the full value of our intangible assets; and (15) other factors which we describe under the caption “Forward-Looking Information and Factors Affecting Future Performance” in our most recent annual report on Form 10-K and quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission.

We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this transcript.

FINAL TRANSCRIPT

CORPORATE PARTICIPANTS

Dan Sutherby

PerkinElmer - VP - IR

Greg Summe

PerkinElmer - Chairman, CEO

Rob Friel

PerkinElmer - CFO

CONFERENCE CALL PARTICIPANTS

John Harmon

Needham & Company - Analyst

Darryl Pardi

Merrill Lynch - Analyst

Quintin Lai

Robert W. Baird - Analyst

Steven Salamon

Infinium Capital - Analyst

Michael Niedelman

Analyst

PRESENTATION

Operator

Welcome to your PerkinElmer strategic developments conference call. My name is Liz, and I will be your coordinator for today.

At this time, all participants are in a listen-only mode. We will, however, be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS).

I would now like to turn the conference over to your host for today’s presentation, Mr. Dan Sutherby, Vice President of Investor Relations. Please go ahead, sir.

Dan Sutherby - PerkinElmer - VP - IR

Good evening, and welcome to this PerkinElmer conference call. If you have not received a copy of our press release, you may get one from our website at PerkinElmer.com, or from the First Call network, or from our toll-free investor hotline, 877-PKI-NYSE. This call is being webcast today that you can access from our website, and we are providing a slide presentation accessible from the website to facilitate the discussion. For your information, during the call, the pages on webcast can be advanced from your computer as we proceed through the presentation.

Before we begin, we need to remind everyone of the Safe Harbor statements that we have outlined in the front of the slide presentation and also those in our SEC filings. We encourage you to read those Safe Harbor statements. Also, any forward-looking statements represent our views only as of today. We disclaim any obligation to update forward-looking statements in the future, even if our estimates change. So you should not rely on any of today’s forward-looking statements as representing our views as of any date after today.

I’m now pleased to introduce the Chairman and Chief Executive Officer of PerkinElmer, Greg Summe.

FINAL TRANSCRIPT

Greg Summe - PerkinElmer - Chairman, CEO

Thank you, Dan. Good morning, everyone. I appreciate you taking the time to join us this afternoon and talk about an exciting strategic transition in our business portfolio. With me today is Rob Friel, our Chief Financial Officer.

Earlier today, we announced our intention to divest our Fluid Sciences business segment, and specifically that we had signed a contract to sell our aerospace business to the Eaton Corporation for $333 million. Now, you will recall that since 1998, we have been on a journey to shift our business portfolio into higher-growth market with a strategic focus on Health Sciences. At the beginning of 1998, Health Sciences was less than 10% of our revenue. And after this transaction, it will be over 80% of a larger revenue base.

We expect to realize good value for these businesses, with proceeds of approximately $400 million. Rob will discuss our intentions with respect to the expected use of the proceeds. But clearly, this gives us a very strong balance sheet to continue building our growth platforms, particularly in genetic screening, molecular medicine, medical imaging and service. As importantly, this allows us to concentrate our leadership and financial resources on our high growth opportunities.

We intend to be a major contributor to the development of the predictive diagnostics and personalized medicine markets. Rob is now going to provide a financial review of this proposed transaction. And then we will open the call for questions. Rob?

Rob Friel - PerkinElmer - CFO

Thanks, Greg. As Greg just discussed some of the strategic rationale behind today’s announcement, I thought I would review the details of the transactions, potential use of the proceeds, the financial implications, and finally, show a brief summary of PKI pro forma without Fluid Sciences.

So you’ll see on page 4, first of all, the contract we signed today with Eaton Corporation to sell our aerospace business is for 333 million, which is made up of 326 million of cash and 7 million of assumed obligations under capital leases. In 2005, the aerospace business is projected to generate about 155 to 160 million of revenue, with EBITDA in the 34 to 35 million range. Therefore, we are selling the business just under 10 times EBITDA. Since we have a relatively low both book and tax basis, we estimate about 900 million of cash taxes from the sale, so that net cash proceeds would be roughly 240 million. And we expect to report a significant booking on the transaction of over $1 per share.

Turning to page 5, in addition to the sale of the aerospace business, we’re in discussions with prospective buyers to sell the semicon piece of Fluid Sciences, as well as the fluid testing business. Revenue for these businesses is projected to be about 75 million this year, with EBITDA of about $10 million.

Based on these discussions, we believe the range of value is between 60 to 75 million, which, assuming the midpoint of that range, would yield after-tax proceeds of about 55 million, and a book gain of roughly $0.20 to $0.25 per share.

We believe all these transactions will close in the fourth quarter. And for the third quarter financial results, which we will issue later this month, the Fluid Sciences business will be accounted for as a discontinued business.

Page 6 shows the potential uses of the proceeds, which include the repayment of our outstanding indebtedness, which at this point is only the 270 million remaining balance on the subordinated note we issued in 2002. In addition, we’ll look to expand our capabilities with product line and technology extensions. This could take the form of both licensing as well as outright acquisitions. And while we’re looking at opportunities to expand all our businesses, the four I have listed in the middle of page 6 are the highest priority.

We may also purchase some of our shares. And we currently have the authorization to do about 10 million shares. As we get more definitive information on the closing date of these transactions, we will communicate the impact, if any, on our 2005 financial results.

On page 7, I have quantified the potential 2006 impact on earnings per share, assuming the proceeds are used to pay off debt. Since we are still in the process of determining our 2006 operating plan, I have assumed Fluid Sciences would generate between 40 to 43 million of operating income next year. And the interest savings from retiring the debt would be about 24 million. Again, since we have not issued 2006 guidance, I have used the current estimate in First Call, which is $1.28 per share, representing a 16 to 20% increase over 2005 based on our current guidance for this year. As you can see at the bottom of the page, this would result in roughly 5 to 7% dilution. This, of course, assumes we do not repurchase any of our shares.

FINAL TRANSCRIPT

Turning to page 8, you can see an indication of PKI pro forma without Fluid Sciences. On the right, you see that Health Sciences would now make up 82% of our roughly 1.5 billion revenue, with the remaining 270 million, or 18%, of our revenue in sensors and specialty lighting, which are sold into photonic application.

On the right side of the page, I show several 2005 estimated financial measures, again pro forma without Fluid Sciences and the impact of the sale. As you can see, virtually all of the financial metrics improve except for cash flow, which is still very strong at over $160 million, or roughly $1.22 per share. At the bottom of the page, I show an estimate of our capital structure, which, as you can see, gives us excellent financial strength to continue to build out our capabilities.

So in summary, we feel like we’re receiving good value for these businesses. But more importantly, this action reduces our exposure to several cyclical markets, and narrows our focus in what we believe are the most exciting end markets. Now, I would like to open the call to any of your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) John Harmon, Needham & Company.

John Harmon - Needham & Company - Analyst

Congratulations. Sorry; I missed a bit of your opening remarks, so please bear with me if I ask you something you mentioned.

Just two questions — first of all, in your press release you talked about your Optoelectronics segment as Photonics. Are you just renaming it, or does that mean a change in focus?

Greg Summe - PerkinElmer - Chairman, CEO

No. What you have is — if you look at our organization definition, how we are organized it today, we have Life and Analytical Sciences and we have Optical Electronics. When we look at it from an end market definition, where do we sell the products into, we have Health Sciences, which is all of LAS plus the medical imaging these out of Optical Electronics, and then the Photonics, which are the remaining two components in Optical Electronics, which is specialty lighting and sensors.

So it’s meant to be an end-market cut as opposed to our internal organization cut — more of an outside-in perspective on our business.

John Harmon - Needham & Company - Analyst

I see, I understand. And the second question is — how difficult is it to separate off those two other pieces of the Fluid Sciences business? Are they in different facilities?

Greg Summe - PerkinElmer - Chairman, CEO

Yes. The three components — the three pieces of Fluid Sciences are all very separated businesses, and so they are in different sites. And so they are very contained, separate businesses. So not difficult.

John Harmon - Needham & Company - Analyst

And finally, your press release implied you’re close to finding a buyer for those two businesses?

FINAL TRANSCRIPT

Greg Summe - PerkinElmer - Chairman, CEO

We’re in active discussion with buyers on both of those two businesses, and anticipate an opportunity in the fourth quarter.

Operator

Darryl Pardi, Merrill Lynch.

Darryl Pardi - Merrill Lynch - Analyst

Rob, are there any restrictions on the notes for you guys to repurchase stock?

Rob Friel - PerkinElmer - CFO

There is — as they all (ph) stand today, there are some restricted payments, covenants that we would have to stay within. And so, while we could purchase some shares today, we would be limited to probably something in the 60 to $70 million range.

Darryl Pardi - Merrill Lynch-Analyst

Per year (multiple speakers) or as total?

Rob Friel - PerkinElmer - CFO

No; that would be — as of right now, if the notes stay outstanding, that would be the total amount that we would be restricted to.

Darryl Pardi - Merrill Lynch - Analyst

Okay. And do you have a sense for what type of premium you would need to tender to get the debt back? I know, if I recall correctly, you paid 13.75% premium to get the 30 million back (multiple speakers) —

Rob Friel - PerkinElmer - CFO

Well, of course, interest rates have moved since then. But I think it depends on — you know, the way this works is it depends on what you pay over treasury. So whether you pay T plus 50 or T plus 75 or et cetera — but it’s probably going to be something in the 112 to 113 range.

Darryl Pardi - Merrill Lynch - Analyst

Okay. Well, will there (ph) any changes to the corporate structure subsequent to the divestiture?

Greg Summe - PerkinElmer - Chairman, CEO

Not driven by this, no. We continue to — as you know, we have a very lean corporate structure. And we continue to look at the amount of integration we have with the businesses, but not prompted by this.

Darryl Pardi - Merrill Lynch - Analyst

Okay. And would you guys lever the company to execute the share buyback? I assume (ph) you use a big slug of the cash to pay off the debt?

FINAL TRANSCRIPT

Greg Summe - PerkinElmer - Chairman, CEO

I think we look at it — sort of fungible use of the cash. Clearly, I don’t think our optimum capital structure is zero debt. So I think, at some point, whether it’s through acquisitions or whatever, you could probably expect that we will lever up. I think, having said that, though, I think we want to keep a fairly conservative capital structure. So I think as a sort of internal guideline, I don’t think we want to go anywhere above two times EBITDA. So if you think about an EBITDA this year without Fluid in the $250 million range — and of course, that will grow next year — that gives you some sense of what leverage capability we have in addition to the internal cash we generate — and, of course, the cash we will end the year with on the balance sheet.

Darryl Pardi - Merrill Lynch - Analyst

Sorry; just a last question, if you could prioritize the three options for cash of debt reduction, share buyback, and acquisitions, what would that be?

Greg Summe - PerkinElmer - Chairman, CEO

I think they’re probably in the priority they are on the page.

Operator

Aaron Geist, Robert W. Baird.

Quintin Lai - Robert W. Baird - Analyst

This is Quintin Lai for Aaron. Congratulations, and thanks for taking my call. With respect to the timeline for — on, let’s say, the licensing and acquisition, anything in the hopper that you can speak of now?

Greg Summe - PerkinElmer - Chairman, CEO

No. It’s always — no; I think the short answer is we don’t really comment on stuff that is under discussion in the pipeline; it’s very difficult to predict these, which way they go. And so we typically like to talk about things after the fact as opposed to speculate while they are going on.

Quintin Lai - Robert W. Baird - Analyst

Now, some of these areas are areas that are regulated by things like the FDA. Could you talk a little bit about your internal capabilities now with respect to taking products through a regulated environment and with respect to your internal R&D structure now? Do you anticipate bulking that up as you move into these new areas?

Greg Summe - PerkinElmer - Chairman, CEO

Yes. We have been increasing our R&D spending this year. And we expect to be on a track over the next couple of years to continue to increase R&D expenditures on these growth opportunities.

As far as the FDA capability we have, we do have very significant GMP capability. All of our neonatal testing business is regulated by the FDA. And a lot of that comes out — or all of that comes out of our Turku, Finland site. So that is a very capable GMP site for the FDA. So we have the capability to do that. We are not on the therapeutic side; we’re just on the diagnostic side.

FINAL TRANSCRIPT

Quintin Lai - Robert W. Baird - Analyst

Thank you very much. Congratulations again.

Operator

Steven Salamon.

Steven Salamon - Infinium Capital - Analyst

Congratulations on a well-priced and well-timed acquisition — or divestiture, rather. A couple questions. You did the Health Sciences/Photonics breakdown. I assume that that’s for illustrative purposes, and you’re not going to change the way you’re reporting?

Rob Friel - PerkinElmer - CFO

Not at this time, although I do say — we typically give out some of the revenue of the segments underneath Opto and Health Sciences so you can build that up. I think we kind of give it both ways.

Steven Salamon - Infinium Capital - Analyst

Fair enough, although I guess you report EBIT under the LAS and (multiple speakers)

Greg Summe - PerkinElmer - Chairman, CEO

Yes; yes, we do.

Steven Salamon - Infinium Capital - Analyst

And then the net proceeds that you quote — is that also net of any fees, or is there another little adjustment to the net proceeds that we need to make?

Rob Friel - PerkinElmer - CFO

That’s net of fees as well.

Steven Salamon - Infinium Capital - Analyst

And if you could remind us, maybe relative to the specific acquisitions sort of target areas that you’ve mentioned, if you have any acquisition criteria that you’re looking for? Is there a size criteria? Presumably, a number of the acquisitions in this area would be on the smaller side as opposed to being big chunks.

Greg Summe - PerkinElmer - Chairman, CEO

When we look and acquisition opportunities, we have three screens. First and foremost, we have a strategic due diligence to say what’s the hit (ph)? And I would say our priorities here are really expanding the capabilities on our growth platforms. So they are principally around product line extensions and technology bolt-ons. We do look at some consolidation plays, although I think that is a lower priority for us than sort of building the range of capabilities to help accelerate, which we think helps accelerate our organic growth on our growth platforms.

And then financial — we look at the incremental return on investment. And then lastly, we look at the operational or the integration requirements — just how difficult, both from a culture, physical location, motivation and incentives of the people involved. So we kind of run it through those three screens. I would say it’s principally around — what can we buy that helps us accelerate our internal growth as opposed to doing larger consolidation plays in the industry?

FINAL TRANSCRIPT

Steven Salamon - Infinium Capital - Analyst

Thank you very much for those answers, and congratulations, again.

Operator

Darryl Pardi.

Darryl Pardi - Merrill Lynch - Analyst

Did I hear you correctly — you’re going to report Q3 with fluid as discontinued operations?

Rob Friel - PerkinElmer - CFO

Yes.

Darryl Pardi - Merrill Lynch - Analyst

But you are not giving us your anticipated impact on that in the quarter? I mean —

Rob Friel - PerkinElmer - CFO

Well, I don’t think there’s going to be any impact on the quarter, because this thing is not going to close till Q4. So the only impact will be, obviously, some portion of the income will be down in discontinued versus up in continued.

Darryl Pardi - Merrill Lynch - Analyst

And the second question is for Greg. You just mentioned earlier that you expect to continue to grow R&D investments in the current growth initiatives. Do you expect R&D to grow faster than sales in the next few years?

Greg Summe - PerkinElmer - Chairman, CEO

Yes. I don’t have a specific ratio for you, Darryl. You have to — we have some very attractive growth platforms. We would like to continue to step up the internal investment on it. On the other hand, we keep a close eye on how the markets are doing. And if we think we’ve got better growth, the market has got a little bit more of an uplift, we spend more. And if not, we moderate it a little bit to keep us on — I think a balance between longer-term growth and short-term delivery of cash and earnings return to the investors.

So I think the short answer to that is yes. But I don’t have a specific target to give you each year out.

Operator

(OPERATOR INSTRUCTIONS). Michael Niedelman (ph).

Michael Niedelman Analyst

Just real quick, I wanted to be sure that I thought I heard you correctly. Currently, what’s your share repurchase program that you have?

FINAL TRANSCRIPT

Greg Summe - PerkinElmer - Chairman, CEO

We have authorization for 10 million shares.

Michael Niedelman Analyst

And then you went on to say, I believe, that you concurrently buy back with the restrictions on the current covenants about 60 to $70 million worth of stock?

Greg Summe - PerkinElmer - Chairman, CEO

That’s correct.

Operator

Gentlemen, you have no further questions. I turn it back to you, Mr. Summe, for closing remarks.

Greg Summe - PerkinElmer - Chairman, CEO

Great. Well, thanks, everyone, for your questions. In summary, I think we’re quite excited about shifting our portfolio to accelerate the growth in Health Sciences and Photonics end-markets. We believe after these divestitures, PerkinElmer will have a higher growth and higher value-added mix of businesses that will serve us well going on in the future. So thanks for your time today and your support of PerkinElmer.

Operator, this call is adjourned. Have a great evening.

Operator

Ladies and gentlemen, this concludes your conference for today. We thank you for your participation. You may now disconnect your line. Have a good day.